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                                                                Exhibit 99.2






                                       Kathleen S. Dvorak
                                       Vice President, Investor Relations
                                                  or
                                       Daniel H. Bushell
                                       Executive Vice President,
                                       Chief Development Officer and
                                       Chief Financial Officer
                                       United Stationers Inc.
                                       (847)  699-5000

                                       FOR IMMEDIATE RELEASE

                   UNITED STATIONERS RECEIVES SENIOR LENDERS'
                   APPROVAL FOR ITS STOCK REPURCHASE PROGRAM

     DES PLAINES, Ill., March 17, 1999 -United Stationers Inc. (NASDAQ: USTR) announced today that it has received approval for its share repurchase program from its senior lenders. Last week, the Board of Directors of United Stationers Inc. approved a $50.0 million share repurchase program. Purchases will be made from time to time in the open market or in privately negotiated transactions. The Company currently has 37.2 million shares outstanding.

     "The investment in United's common stock through the repurchase program reflects our strong belief in the company's future growth. It also underscores our commitment to enhancing shareholder value," said Randall Larrimore, president and chief executive officer.

     With the exception of statements with regard to historical matters, the matters discussed in this press release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve risks and uncertainties which could cause actual results to differ materially from the forward-looking information. Such risks and uncertainties include, but are not limited to, the highly-competitive environment in which the Company operates, the integration of acquisitions, changes in end-users' traditional demands for business products, reliance by the Company on certain key suppliers, and the effects on the Company of fluctuations in manufacturers' pricing and general economic conditions. A description of these factors, as well as other factors which could affect the Company's business, is set forth in filings by the Company with the Securities and Exchange Commission, including the Company's Registration Statement filed on June 9, 1998.

     United Stationers Inc. is North America's largest wholesaler of business products to resellers. Through its integrated computer-based distribution system, it makes more than 35,000 items available to 20,000 resellers within 24 hours of order placement through 40 regional distribution centers, 19 Lagasse distribution centers that serve the janitorial and sanitation industry and 6 Azerty distribution centers that serve computer supply resellers.

     The Company's common stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the symbol: USTR.

                                       -30-